Exhibit 10.1

FIFTH AMENDMENT TO THE

RECEIVABLES FINANCING AGREEMENT

This FIFTH AMENDMENT TO THE RECEIVABLES FINANCING AGREEMENT (this “Amendment”), dated as of November 21, 2019, is entered into by and among the following parties:

(i)	NCR RECEIVABLES, LLC, a Delaware limited liability company, as Borrower (together with its successors and assigns, the “Borrower”);

(ii)	NCR CORPORATION, a Maryland corporation (the “Servicer”), as initial Servicer;

(iii)	MUFG BANK, LTD. (f/k/a The Bank of Tokyo Mitsubishi UFJ, Ltd., New York Branch), as a Committed Lender and as a Group Agent;

(iv)	VICTORY RECEIVABLES CORPORATION, as a Conduit Lender; and

(v)	PNC BANK, NATIONAL ASSOCIATION, as a Committed Lender, as a Group Agent and as the Administrative Agent (in such capacity, the “Administrative Agent”).

Capitalized terms used but not otherwise defined herein (including such terms used above) have the respective meanings assigned thereto in the Receivables Financing Agreement described below.

BACKGROUND

1. The parties hereto have entered into a Receivables Financing Agreement, dated as of November 21, 2014 (as amended, amended and restated, supplemented or otherwise modified prior to the date hereof, the “Existing Receivables Financing Agreement”).

2. Concurrently herewith, the parties hereto are entering into that certain Fourth Amended and Restated Fee Letter (the “Amended Fee Letter”).

3. The parties hereto desire to amend the Existing Receivables Financing Agreement as set forth herein (as so amended, the “Receivables Financing Agreement”).

NOW, THEREFORE, with the intention of being legally bound hereby, and in consideration of the mutual undertakings expressed herein, each party to this Amendment hereby agrees as follows:

SECTION 1. Amendments to the Existing Receivables Financing Agreement. The Existing Receivables Financing Agreement is hereby amended as shown on the marked pages set forth on Exhibit A attached hereto.

SECTION 2. Representations and Warranties of the Borrower and Servicer. The Borrower and the Servicer hereby represent and warrant to each of the parties hereto as of the date hereof as follows:

(a) Representations and Warranties. The representations and warranties made by it in Section 6.01 or Section 6.02, as applicable, of the Receivables Financing Agreement are true and correct on and as of the date hereof unless such representations and warranties by their terms refer to an earlier date, in which case they shall be true and correct on and as of such earlier date.

(b) Power and Authority; Due Authorization. It (i) has all necessary power and authority to (A) execute and deliver this Amendment, the Receivables Financing Agreement and the other Transaction Documents to which it is a party and (B) perform its obligations under this Amendment, the Receivables Financing Agreement and the other Transaction Documents to which it is a party and (ii) the execution, delivery and performance of, and the consummation of the transactions provided for in, this Amendment, the Receivables Financing Agreement and the other Transaction Documents to which it is a party have been duly authorized by it by all necessary limited liability company action or corporate action, as applicable.

(c) Binding Obligations. This Amendment, the Receivables Financing Agreement and each of the other Transaction Documents to which it is a party constitutes its legal, valid and binding obligations, enforceable against it in accordance with their respective terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) as such enforceability may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(d) No Termination Event. No Termination Event or Unmatured Termination Event has occurred and is continuing, and no Termination Event or Unmatured Termination Event would result from this Amendment.

SECTION 3. Effect of Amendment; Ratification. All provisions of the Receivables Financing Agreement and the other Transaction Documents, as expressly amended and modified by this Amendment, shall remain in full force and effect. After this Amendment becomes effective, all references in the Receivables Financing Agreement (or in any other Transaction Document) to “this Receivables Financing Agreement”, “this Agreement”, “hereof”, “herein” or words of similar effect referring to the Receivables Financing Agreement shall be deemed to be references to the Receivables Financing Agreement as amended by this Amendment. This Amendment shall not be deemed, either expressly or impliedly, to waive, amend or supplement any provision of the Receivables Financing Agreement other than as set forth herein. The Receivables Financing Agreement, as amended by this Amendment, is hereby ratified and confirmed in all respects.

SECTION 4. Conditions to Effectiveness. This Amendment shall become effective as of the date hereof upon the satisfaction of the following conditions precedent:

(a) Execution of Amendment. The Administrative Agent shall have received counterparts hereto duly executed by each of the parties hereto.

(b) Execution of Amended Fee Letter. The Administrative Agent shall have received counterparts of the Amended Fee Letter duly executed by each of the parties thereto.

(c) Receipt of Fees. The Administrative Agent shall have received confirmation that all fees owing under the Amended Fee Letter have been paid, or will be paid, in full in accordance with the terms of the Amended Fee Letter.

(d) Opinion. The Administrative Agent shall have received one or more favorable opinions, in form and substance reasonably satisfactory to the Administrative Agent, from counsel for the Borrower and the Servicer covering such matters as the Administrative Agent may reasonably request, including, without limitation, certain due authorization, no conflicts and enforceability matters.

(e) Certificates. The Administrative Agent shall have received such officers’ certificates, board resolutions and other documents as it may reasonably request.

SECTION 5. Severability. Any provisions of this Amendment which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 6. Transaction Document. This Amendment shall be a Transaction Document for purposes of the Receivables Financing Agreement.

SECTION 7. Counterparts. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by facsimile or e-mail transmission shall be effective as delivery of a manually executed counterpart hereof.

SECTION 8. GOVERNING LAW AND JURISDICTION.

(a) THIS AMENDMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT WITHOUT REGARD TO ANY OTHER CONFLICTS OF LAW PROVISIONS THEREOF, EXCEPT TO THE EXTENT THAT THE PERFECTION, THE EFFECT OF PERFECTION OR PRIORITY OF THE INTERESTS OF ADMINISTRATIVE AGENT OR ANY LENDER IN THE COLLATERAL IS GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK).

(b) EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO (I) WITH RESPECT TO THE BORROWER AND THE SERVICER, THE EXCLUSIVE JURISDICTION, AND (II) WITH RESPECT TO EACH OF THE OTHER PARTIES HERETO, THE NON-EXCLUSIVE JURISDICTION, IN EACH CASE, OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN NEW YORK CITY, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AMENDMENT, AND EACH PARTY HERETO HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING (I) IF BROUGHT BY THE BORROWER, THE SERVICER OR ANY AFFILIATE THEREOF, SHALL BE HEARD AND DETERMINED, AND (II) IF BROUGHT BY ANY OTHER PARTY TO THIS AMENDMENT, MAY BE HEARD AND DETERMINED, IN EACH CASE, IN SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. NOTHING IN THIS SECTION 8 SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY OTHER CREDIT PARTY TO BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWER OR THE SERVICER OR ANY OF THEIR RESPECTIVE PROPERTY IN THE COURTS OF OTHER JURISDICTIONS. EACH OF THE BORROWER AND THE SERVICER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING. THE PARTIES HERETO AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

SECTION 9. Section Headings. The various headings of this Amendment are included for convenience only and shall not affect the meaning or interpretation of this Amendment, the Receivables Financing Agreement or any provision hereof or thereof.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

NCR RECEIVABLES LLC,
as the Borrower

By:	/s/ Farzad Jalil
Name:	Farzad Jalil
Title:	Assistant Secretary and Assistant Treasurer

NCR CORPORATION,
as the Servicer

By:	/s/ James M. Bedore
Name:	James M. Bedore
Title:	Executive Vice President, General Counsel
and Secretary

Fifth Amendment to

Receivables Financing Agreement (NCR)

PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By:	/s/ Eric Bruno
Name:	Eric Bruno
Title:	Senior Vice President

PNC BANK, NATIONAL ASSOCIATION,
as a Group Agent

By:	/s/ Eric Bruno
Name:	Eric Bruno
Title:	Senior Vice President

PNC BANK, NATIONAL ASSOCIATION,
as a Committed Lender

By:	/s/ Eric Bruno
Name:	Eric Bruno
Title:	Senior Vice President

Fifth Amendment to

Receivables Financing Agreement (NCR)

MUFG BANK, LTD.,
as a Committed Lender

By:	/s/ Eric Williams
Name:	Eric Williams
Title:	Managing Director

MUFG BANK, LTD.,
as a Group Agent

By:	/s/ Eric Williams
Name:	Eric Williams
Title:	Managing Director

VICTORY RECEIVABLES CORPORATION,
as a Conduit Lender

By:	/s/ Kevin J. Corrigan
Name:	Kevin J. Corrigan
Title:	Vice President

Fifth Amendment to

Receivables Financing Agreement (NCR)

EXHIBIT A

(Attached)

Exhibit A to Amendment #5 dated November 21, 2019

Conformed to Amendment #1 dated November 21, 2016

Conformed to Amendment #2 dated September 29, 2017

Conformed to Amendment #3 dated November 15, 2018

Conformed to Amendment #4 dated April 22, 2019

RECEIVABLES FINANCING AGREEMENT

Dated as of November 21, 2014

by and among

NCR RECEIVABLES LLC,

as Borrower,

THE PERSONS FROM TIME TO TIME PARTY HERETO,

as Lenders and as Group Agents,

PNC BANK, NATIONAL ASSOCIATION,

as Administrative Agent,

PNC CAPITAL MARKETS LLC,

as Structuring Agent,

and

NCR CORPORATION,

as initial Servicer

on such day; provided, however, that the “Bank Rate” for any day while a Termination Event has occurred and is continuing shall be an interest rate per annum equal to the sum of 2.00% per annum plus the greater of (i) the Base Rate for such Lender on such day and (ii) the LIBOR Rate for such Lender on such day.

“Bankruptcy Code” means the United States Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as amended from time to time.

“Base Rate” means, for any day and any Lender, a fluctuating interest rate per annum as shall be in effect from time to time, which rate shall be at all times equal to the greater of:

(a) the rate of interest in effect for such day as publicly announced from time to time by the applicable Group Agent or its Affiliate as its “reference rate” or “prime rate”, as applicable. Such “reference rate” or “prime rate” is set by the applicable Group Agent or its Affiliate based upon various factors, including such Person’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate, and is not necessarily the lowest rate charged to any customer; and

(b) 0.50% per annum above the ~~latest Federal Funds~~Overnight Bank Funding Rate.

“Beneficial Ownership Rule” means 31 C.F.R. § 1010.230.

“Borrower” has the meaning set forth in the preamble to this Agreement.

“Borrower Indemnified Amounts” has the meaning set forth in Section 12.01(a).

“Borrower Indemnified Party” has the meaning set forth in Section 12.01(a).

“Borrower Obligations” means all present and future indebtedness, reimbursement obligations and other liabilities and obligations (howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or due or to become due) of the Borrower to any Credit Party, Borrower Indemnified Party and/or any Affected Person, arising under this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, and shall include, without limitation, all Capital and Interest on the Loans, all Fees and all other amounts due or to become due under the Transaction Documents (whether in respect of fees, costs, expenses, indemnifications or otherwise), including, without limitation, interest, fees and other obligations that accrue after the commencement of any Insolvency Proceeding with respect to the Borrower (in each case whether or not allowed as a claim in such proceeding).

“Borrower’s Limited Liability Company Agreement” means the Amended and Restated Limited Liability Company Agreement of the Borrower, dated as of November 21, 2014, between NCR, as sole initial member, and Michelle Dreyer, as independent manager and special member.

“Borrower’s Net Worth” means, at any time of determination, an amount equal to (i) the sum of (A) the Outstanding Balance of all Pool Receivables at such time, plus (B) cash

3

“Delinquency Ratio” means the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of each Fiscal Month by dividing: (a) the aggregate Outstanding Balance of all Pool Receivables that were Delinquent Receivables on such day, by (b) the aggregate Outstanding Balance of all Pool Receivables on such day.

“Delinquent Receivable” means a Pool Receivable as to which any payment, or part thereof, remains unpaid for more than 180 days from the original invoice date for such payment.

~~“Digital Insight Receivable” means any Receivable originated by NCR that is identified in the Servicer’s accounting system with ORG code “201100037, FIN RF DIG INSIGHT SALES”.~~

~~“Digital Insight Receivables Eligibility Date” has the meaning set forth in clause (p) of the definition of “Eligible Receivables.”~~

“Dilution Amount” means, with respect to any Fiscal Month, an amount equal to the aggregate reduction in the Outstanding Balance of all Pool Receivables in such Fiscal Month (without giving effect to the receipt of any Deemed Collections) resulting from: (i) defective, rejected or returned goods or services, (ii) revisions, cancellations, allowances, rebates, credit memos, discounts, warranty payments or other voluntary reductions in the amounts actually owed by the applicable Pool Obligor made by the Borrower, any Originator, the Servicer or any of their respective Affiliates (other than as a result of the receipt of Collections), (iii) setoffs, counterclaims or disputes between any Pool Obligor and the Borrower, any Originator, the Servicer or their respective Affiliates (whether arising from the transaction giving rise to a Pool Receivable or any unrelated transaction) or (iv) corrections to the reported Outstanding Balance of any Pool Receivable previously included in the Net Receivables Pool Balance in excess of its actual Outstanding Balance as of the date of such inclusion.

“Dilution Horizon Ratio” means, for any Fiscal Month, the ratio (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of such Fiscal Month by dividing: (a) the aggregate initial Outstanding Balance of all Pool Receivables originated by the Originators during the most recent Fiscal Month, by (b) ~~at any time (x) prior to the Digital Insight Receivables Eligibility Date, the sum of (A) the Net Receivables Pool Balance as of the last day of such Fiscal Month and (B) the Outstanding Balance of Digital Insight Receivables as of the last day of such Fiscal Month and (y) at any time thereafter,~~ the Net Receivables Pool Balance as of the last day of such Fiscal Month.

“Dilution Ratio” means the ratio (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward), computed as of the last day of each Fiscal Month by dividing: (a) the product of (i) 25.00% (or such other percentage reasonably determined by the Administrative Agent, based upon the results of its periodic audits and inspections of the Borrower and the Pool Receivables, to provide an estimate of the portion of Dilution Amounts not attributable to the crediting and rebilling of Pool Receivables) times (ii) the aggregate Dilution Amount with respect to all Pool Receivables for such Fiscal Month, by (b) the aggregate initial Outstanding Balance of all Pool Receivables originated by the Originators during the Fiscal Month prior to such Fiscal Month.

“Dilution Reserve Percentage” means, on any day, the product of (a) the sum of (i) 2.25 times the average of the Dilution Ratios for the twelve most recent Fiscal Months, plus (ii) the Dilution Volatility Component, multiplied by (b) the Dilution Horizon Ratio.

“Dilution Volatility Component” means, for any Fiscal Month, (a) the positive difference, if any, between: (i) the highest Dilution Ratio for any Fiscal Month during the twelve most recent Fiscal Months and (ii) the arithmetic average of the Dilution Ratios for such twelve Fiscal Months, times (b) (i) the highest Dilution Ratio for any Fiscal Month during the twelve most recent Fiscal Months, divided by (ii) the arithmetic average of the Dilution Ratios for such twelve Fiscal Months.

“Dollars” and “$” each mean the lawful currency of the United States of America.

“Electronic Invoice System” means the electronic system or systems from time to time maintained by the Servicer or for the Servicer by third party vendors used in the ordinary course of the Servicer’s business, in either case for purposes of capturing invoice data, creating and/or generating invoices, storing and tracking invoices and otherwise administering invoices with respect to Pool Receivables.

“Eligible Assignee” means (i) any Committed Lender or any of its Affiliates, (ii) any bank or financial institution reasonably acceptable to the Administrative Agent and for so long as no Termination Event or Unmatured Termination Event has occurred and is continuing, consented to by the Borrower (such consent not to be unreasonably withheld or delayed) or (iii) in the case of a Conduit Lender’s assignee, a multi-seller asset backed commercial paper conduit sponsored or administered by such Conduit Lender’s Committed Lender or an Affiliate of such Committed Lender, which commercial paper conduit’s Notes have short-term credit ratings of “A1” (or better) by S&P and “P1” (or better) by Moody’s and for so long as no Termination Event or Unmatured Termination Event has occurred and is continuing, which commercial paper conduit has been consented to by the Borrower (such consent not to be unreasonably withheld or delayed).

“Eligible Receivable” means, at any time of determination, a Pool Receivable:

(a) ~~(a)~~ the Pool Obligor of which is: (i) a resident of the United States of America; (ii) not a Sanctioned Person or a Person listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person, group, regime, entity or thing, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any Anti-Terrorism Law; (iii) not subject to any Insolvency Proceeding; (iv) not an Affiliate of the Borrower, the Servicer or any Originator; (v) not the Obligor with respect to Defaulted Receivables with an aggregate Outstanding Balance exceeding 50% of the aggregate Outstanding Balance of all such Obligor’s Pool Receivables, (vi) not a natural person, and (vii) not an Excluded Obligor;

(b) that is denominated and payable only in U.S. dollars in the United States of America, and the Pool Obligor with respect to which has been instructed to remit Collections in respect thereof directly to a Lock-Box or Lock-Box Account in the United States of America;

(c) that does not have a due date which is more than ~~90~~180 days after the original invoice date of such Receivable;

(d) that arises under a Contract for the sale of goods or services or the license of software in the ordinary course of the applicable Originator’s business;

(e) that arises under a duly authorized Contract that is in full force and effect and that is a legal, valid and binding obligation of the related Pool Obligor, enforceable against such Pool Obligor in accordance with its terms;

(f) that, together with the Contract related thereto, conforms in all material respects with all Applicable Laws then in effect;

(g) that is not subject to any existing dispute, right of rescission, set-off, counterclaim, hold back defense or other defense against payment or Adverse Claim, in each case, only with respect to the portion of the Outstanding Balance of such Pool Receivable that is subject to such dispute, right of rescission, set-off, counterclaim, defense or Adverse Claim; provided that the deferred revenue liability included in the Specifically Reserved Maintenance Revenue Amount shall not constitute a dispute, right of rescission, set-off, counterclaim, hold back defense or other defense for purposes of this definition;

(h) that satisfies all applicable requirements of the Credit and Collection Policy;

(i) that, together with the provisions of the Contract affecting such Receivable, has not been modified, waived or restructured since its creation, except with the written consent of the Administrative Agent and the Majority Group Agents or as otherwise permitted pursuant to Section 8.02 of this Agreement;

(j) in which the Borrower owns good and marketable title, free and clear of any Adverse Claims, and that is freely assignable (including without any consent of the related Pool Obligor or any Governmental Authority), giving effect to any applicable provisions of the UCC regarding restrictions or prohibitions on assignment;

(k) for which the Administrative Agent (on behalf of the Secured Parties) shall have a valid and enforceable first priority perfected security interest therein and in the Related Security and Collections with respect thereto, in each case free and clear of any Adverse Claim;

(l) that constitutes an “account,” “general intangible” or “chattel paper” and that is not evidenced by an “instrument,” each as defined in the UCC;

(m) that is neither a Defaulted Receivable nor a Delinquent Receivable;

(n) that represents amounts earned and payable by the Pool Obligor that are not subject to the performance of additional services or delivery of additional goods by the Originator thereof; provided, however, that if such Receivable is subject to the performance of additional services or delivery of additional goods by the Originator thereof, only the portion of such Receivable attributable to such additional services or goods shall be excluded from Eligible Receivables; and

(o) which Receivable has been or will be billed or invoiced to the Obligor thereon within the next thirty days (or such longer period consented to by the Administrative Agent and the Group Agents)~~; and(p)                that is not a Digital Insight Receivable, unless and until such time, if any, that the Administrative Agent and each Group Agent has (i) received such information and reports with respect to the Digital Insight Receivables, in form and substance satisfactory to the Administrative Agent and each Group Agent, as the Administrative Agent and any Group Agent has requested from the Borrower or the Servicer, (ii) completed, and are satisfied with the results, of any due diligence requested by the Administrative Agent and any Group Agent, (iii) obtained any necessary final credit approvals, (iv) either (1) evidence reasonably satisfactory to the Administrative Agent and each Group Agent that Borrower (or Servicer on its behalf) has instructed all Obligors of Digital Insight Receivables to deliver payments on such Receivables to an existing Lock Box Account or (2) a duly executed Lock Box Agreement (or amendment thereto) satisfactory to the Administrative Agent and each Group Agent relating to each account to which Borrower (or Servicer on its behalf) has instructed Obligors of Digital Insight Receivables to make payments along with a corresponding update to Schedule II to this Agreement and (v) provided to the Borrower or Servicer written confirmation of satisfaction of the conditions set forth in the preceding clauses (i) through (iv) identifying the date upon which Digital Insight Receivables will constitute (subject to the satisfaction of each other clause of this definition of “Eligible Receivable”) Eligible Receivables (such date, the “Digital Insight Receivables Eligibility Date”)~~.

“Equity Interest” means shares of capital stock, partnership interests, membership interests, beneficial interests or other ownership interests, whether voting or nonvoting, in, or interests in the income or profits of, a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) or 414(o) of the Code.

“Euro Rate” means for any day during any Interest Period, the greater of (a) 0.00% and (b) the interest rate per annum determined by the applicable Group Agent (which determination multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool; plus

(e) the excess (if any) of (i) the aggregate Outstanding Balance of all Eligible Receivables, the Obligor of which is a Governmental Authority, over (ii) the product of (x) 5.00%, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool; plus

(f) the excess (if any) of (i) the aggregate Outstanding Balance of all Eligible Receivables which have a due date which is more than 90 days after the original invoice date of such Receivable, over (ii) the product of (x) 5.00% multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool;

provided, however, that for the avoidance of doubt, the aggregate amount included in the Excess Concentration Amount at any time with respect to any Pool Obligor’s Eligible Receivables shall not exceed the aggregate Outstanding Balance of all such Pool Obligor’s Eligible Receivables at such time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended or otherwise modified from time to time.

“Excluded Obligor” has the meaning set forth in the Purchase and Sale Agreement.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to an Affected Person or required to be withheld or deducted from a payment to an Affected Person: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Affected Person being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in the Loans or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 4.06) or (ii) such Lender changes its lending office, except in each case to the extent that amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 4.03(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Facility Limit” means, at any time of determination, the aggregate Commitment of all Committed Lenders, which as of the Closing Date is equal to ~~$200,000,000,~~300,000,000, as reduced from time to time pursuant to Section 2.02(e). References to the unused portion of the Facility Limit shall mean, at any time of determination, an amount equal to (x) the Facility Limit at such time, minus (y) the Aggregate Capital.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any day, the per annum rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, “H.15(519)”) for such day opposite the caption “Federal Funds (Effective).” If on any relevant day such rate is not yet published in H. 15(519), the rate for such day will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, the “Composite 3:30 p.m. Quotations”) for such day under the caption “Federal Funds Effective Rate.” If on any relevant day the appropriate rate is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotations, the rate for such day will be the arithmetic mean as determined by the Administrative Agent of the rates for the last transaction in overnight Federal funds arranged before 9:00 a.m. (New York time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Administrative Agent.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

“Fee Letter” has the meaning set forth in Section 2.03(a).

“Fees” has the meaning set forth in Section 2.03(a).

“Final Payout Date” means the date on or after the Termination Date when (i) the Aggregate Capital and Aggregate Interest have been paid in full, (ii) all non-contingent Borrower Obligations then owed by the Borrower shall have been paid in full, (iii) all other non-contingent amounts then owing to the Credit Parties and any other Borrower Indemnified Party or Affected Person hereunder and under the other Transaction Documents have been paid in full and (iv) all accrued Servicing Fees have been paid in full.

“Financial Officer” of any Person means, the chief executive officer, the chief financial officer, the chief accounting officer, the principal accounting officer, the controller, the treasurer, the assistant treasurer, director of finance of such Person or any other employee of such Person exercising management control or responsibilities with respect to such Person’s involvement or performance of the transactions contemplated hereby.

“Fiscal Month” means the Servicer’s accounting month, as reported to the Administrative Agent from time to time.

“Fitch” means Fitch Ratings, Inc. and any successor thereto that is a nationally recognized statistical rating organization.

“Foreign Obligor” means an Obligor which is organized in or whose principal place of business is in, any country other than the United States.

One-month Eurodollar rate for U.S. Dollars shown on Bloomberg US0001M Screen or appropriate successor
LMIR	=
1.00 - Euro-Rate Reserve Percentage.

LMIR shall be adjusted on the effective date of any change in the Euro-Rate Reserve Percentage as of such effective date.

“Loan” means any loan made by a Lender pursuant to Section 2.02.

“Loan Request” means a letter in substantially the form of Exhibit A hereto executed and delivered by the Borrower to the Administrative Agent and the Group Agents pursuant to Section 2.02(a).

“Lock-Box” means each locked postal box with respect to which a Lock-Box Bank who has executed a Lock-Box Agreement pursuant to which it has been granted exclusive access for the purpose of retrieving and processing payments made on the Pool Receivables and which is linked to a Lock-Box Account listed on Schedule II (as such schedule may be modified from time to time in connection with the addition or removal of any Lock-Box in accordance with the terms hereof).

“Lock-Box Account” means each account listed on Schedule II to this Agreement (as such schedule may be modified from time to time in connection with the closing or opening of any Lock-Box Account in accordance with the terms hereof) (in each case, in the name of the Borrower) and maintained at a bank or other financial institution acting as a Lock-Box Bank pursuant to a Lock-Box Agreement for the purpose of receiving Collections.

“Lock-Box Agreement” means each agreement, in form and substance satisfactory to the Administrative Agent, among the Borrower, the Servicer (if applicable), the Administrative Agent and a Lock-Box Bank, governing the terms of the related Lock-Box Accounts, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Lock-Box Bank” means any of the banks or other financial institutions holding one or more Lock-Box Accounts.

“Loss Horizon Eight Months Ratio” means, at any time of determination, the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%, with 5/1000th of 1% rounded upward) computed by dividing: (a) the aggregate initial Outstanding Balance of all Pool Receivables originated by the Originators during the eight most recent Fiscal Months, by (b) ~~at any time (x) prior to the Digital Insight Receivables Eligibility Date, the sum of (A) the Net Receivables Pool Balance as of such date and (B) the Outstanding Balance of Digital Insight Receivables as of such date and (y) at any time thereafter,~~ the Net Receivables Pool Balance as of such date.

22

“Loss Horizon Five Months Ratio” means, at any time of determination, the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%, with 5/1000th of 1% rounded upward) computed by dividing: (a) the aggregate initial Outstanding Balance of all Pool

Receivables originated by the Originators during the five most recent Fiscal Months, by (b) ~~at any time (x) prior to the Digital Insight Receivables Eligibility Date, the sum of (A) the Net Receivables Pool Balance as of such date and (B) the Outstanding Balance of Digital Insight Receivables as of such date and (y) at any time thereafter,~~ the Net Receivables Pool Balance as of such date.

“Loss Reserve Percentage” means, at any time of determination, the sum of (a) 85.00% times the product of (i) 2.25, times (ii) the highest average of the Default Ratios for any three consecutive Fiscal Months during the twelve most recent Fiscal Months, times (iii) the Loss Horizon Five Months Ratio, plus (b) 15.00% times the product of (i) 2.25, times (ii) the highest average of the Default Ratios for any three consecutive Fiscal Months during the twelve most recent Fiscal Months, times (iii) the Loss Horizon Eight Months Ratio.

“Majority Group Agents” means one or more Group Agents which in its Group, or their combined Groups, as the case may be, have Committed Lenders representing more than 50% of the aggregate Commitments of all Committed Lenders in all Groups (or, if the Commitments have been terminated, have Lenders representing more than 50% of the Aggregate Capital); provided, however, that so long as there are two or more Groups party hereto, no less than two Group Agents shall constitute the Majority Group Agents.

“Majority-Owned Subsidiary of a Listed Entity” means an entity whose common stock or analogous equity interests are at least 51% owned by a company (i) listed on the New York Stock Exchange or the American Stock Exchange or (ii) whose common stock or analogous equity interests have been designated as a NASDAQ National Market Security listed on the NASDAQ Stock Market.

“Material Adverse Effect” means, with respect to any event or circumstance and with respect to any Person (or if no Person is specified, with respect to the Borrower, the Originators and the Servicer), a material adverse effect on:

(a) the assets, operations, business or financial condition of such Person;

(b) the ability of any such Person to perform its obligations under this Agreement or any other Transaction Document to which it is a party;

(c) the validity or enforceability of this Agreement or any other Transaction Document, or the validity, enforceability, value or collectibility of any material portion of the Pool Receivables; or

(d) the status, perfection, enforceability or priority of the interest of the Administrative Agent (for the benefit of the Secured Parties) in the Pool Receivables.

“Material Indebtedness” means Debt (other than Debt under the Transaction Documents), or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower, the Servicer or an Originator in an aggregate principal amount of (i) $50,000,000 or more, in the case of Debt or Hedging Agreements of or guaranteed by the Servicer or an Originator and (ii) $15,325 or more, in the case of Debt or Hedging Agreements of the Borrower. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of

“Obligor Percentage” means, at any time of determination, for each Pool Obligor, a fraction, expressed as a percentage, (a) the numerator of which is the aggregate Outstanding Balance of the Eligible Receivables of such Obligor less the amount (if any) then included in the calculation of clause (a) of the Excess Concentration Amount with respect to such Obligor and (b) the denominator of which is the aggregate Outstanding Balance of all Eligible Receivables at such time.

“Originator” and “Originators” have the meaning set forth in the Purchase and Sale Agreement, as the same may be modified from time to time by adding new Originators or removing Originators, in each case with the prior written consent of the Administrative Agent.

“Other Connection Taxes” means, with respect to any Affected Person, Taxes imposed as a result of a present or former connection between such Affected Person and the jurisdiction imposing such Tax (other than connections arising from such Affected Person having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Loan or Transaction Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document or RFA Note except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 4.06).

“Overnight Bank Funding Rate” means for any day, the rate comprised of both overnight federal funds and overnight eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the Federal Reserve Bank of New York (“NYFRB”), as set forth on its public website from time to time, and as published on the next succeeding Business Day as the overnight bank funding rate by the NYFRB (or by such other recognized electronic source (such as Bloomberg) selected by the Administrative Agent for the purpose of displaying such rate); provided, that if such day is not a Business Day, the Overnight Bank Funding Rate for such day shall be such rate on the immediately preceding Business Day; provided, further, that if such rate shall at any time, for any reason, no longer exist, a comparable replacement rate determined by the Administrative Agent with the Borrower’s consent (such consent not to be unreasonably withheld; provided that the Borrower’s consent shall not be required if the replacement rate is the Federal Funds Rate) (which determination shall be conclusive absent manifest error). If the Overnight Bank Funding Rate determined as above would be less than zero, then such rate shall be deemed to be zero. The rate of interest charged shall be adjusted as of each Business Day based on changes in the Overnight Bank Funding Rate without notice to the Borrower.

“Outstanding Balance” means, at any time of determination, with respect to any Receivable, the then outstanding principal amount of such Receivable; provided, that the Outstanding Balance of a Charged-Off Receivable shall be zero.

“Related Rights” has the meaning set forth in Section 1.1 of the Purchase and Sale Agreement.

“Related Security” means, with respect to any Pool Receivable:

(a) all of the Borrower’s and each Originator’s interest in any goods (including returned goods), and documentation of title evidencing the shipment or storage of any goods (including returned goods), the sale or license of which gave rise to such Receivable;

(b) all instruments and chattel paper that may evidence such Receivable;

(c) all other security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all UCC financing statements or similar filings relating thereto;

(d) solely to the extent applicable to such Receivable, all of the Borrower’s and each Originator’s rights, interests and claims under the related Contracts and all guaranties, indemnities, insurance and other agreements or arrangements constituting supporting obligations supporting payment and/or performance of any of the foregoing;

(e) all books and records of the Borrower and each Originator with respect to the foregoing;

(f) all of the Borrower’s rights, interests and claims under the Purchase and Sale Agreement with respect to such Receivable; and

(g) all proceeds of the foregoing.

“Reportable Event” means any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Pension Plan (other than an event for which the 30-day notice period is waived).

“Required Capital Amount” means, at any time of determination, an amount equal to the Total Reserves at such time.

“Restricted Payments” has the meaning set forth in Section 7.01(s).

“RFA Notes” has the meaning set forth in Section 2.05.

“S&P” means ~~Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business,~~S&P Global Ratings and any successor thereto that is a nationally recognized statistical rating organization.

“Sanctioned Country” means a country subject to a sanctions program identified by the U.S. Department of Treasury’s Office of Foreign Assets Control.

“Sanctioned Person” means any Person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

“Scheduled Termination Date” means November ~~13, 2020.~~19, 2021.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Parties” means each Credit Party, each Borrower Indemnified Party and each Affected Person.

“Securities Act” means the Securities Act of 1933, as amended or otherwise modified from time to time.

“Servicer” has the meaning set forth in the preamble to this Agreement.

“Servicer Indemnified Amounts” has the meaning set forth in Section 12.02(a).

“Servicer Indemnified Party” has the meaning set forth in Section 12.02(a).

“Servicing Fee” means the fee referred to in Section 8.06(a) of this Agreement.

“Servicing Fee Rate” means the rate referred to in Section 8.06(a) of this Agreement.

“Settlement Date” means with respect to any Portion of Capital for any Interest Period or any Fees, (i) prior to the Termination Date, the Monthly Settlement Date and (ii) on and after the Termination Date, each day selected from time to time by the Administrative Agent (with the consent or at the direction of the Majority Group Agents) (it being understood that the Administrative Agent (with the consent or at the direction of the Majority Group Agents) may select such Settlement Date to occur as frequently as daily) or, in the absence of such selection, the Monthly Settlement Date.

“Solvent” means, with respect to any Person and as of any particular date, (i) the present fair value of the assets of such Person exceeds the liabilities of such Person, (ii) the fair value of the assets of such Person exceeds the probable liability on such Person’s debts as such debts become absolute and matured, (iii) such Person is able to pay its debts as they mature and (iv) such Person’s capital is not unreasonably small for the business in which it is engaged.

“Specifically Reserved Maintenance Revenue Amount” means the lesser of (i) the amount then included in the deferred revenue liability reported on the Originators’ books and records in respect of payments made by Persons that are Obligors on Eligible Receivables for goods or services that have not yet been delivered or performed by the Originators (and, for the avoidance of doubt, excluding any portion of such deferred revenue liability in respect of outstanding Receivables, rather than payments, that remain subject to the performance of additional services or delivery of additional goods by Originators) and (ii) the aggregate Outstanding Balance of the Eligible Receivables then owing by such Obligors.

LIBOR Rate, provided however, that if the Administrative Agent determines in its commercially reasonable discretion that a LIBOR Termination Date has occurred, then following the LIBOR Termination Date, all Portions of Capital for which the Interest Rate would otherwise be determined with reference to the LIBOR Rate shall automatically begin accruing Interest with reference to the Base Rate until such time as an amendment reflecting a replacement index and related matters as described above is implemented.

(e) Notwithstanding anything to the contrary contained herein, if at any time the replacement index is less than zero, at such times, such index shall be deemed to be zero for purposes of this Agreement.

(f) This Section 4.07 provides a mechanism for determining an alternative rate of interest in the event that the London interbank offered rate is no longer available or in certain other circumstances. The Administrative Agent does not warrant or accept any responsibility for and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of LIBOR Rate or with respect to any alternative or successor rate thereto, or replacement rate therefor.

ARTICLE V

CONDITIONS TO EFFECTIVENESS AND CREDIT EXTENSIONS

SECTION 5.01. Conditions Precedent to Effectiveness and the Initial Credit Extension. This Agreement shall become effective as of the Closing Date when (a) the Administrative Agent shall have received each of the documents, agreements (in fully executed form), opinions of counsel, lien search results, UCC filings, certificates and other deliverables listed on the closing memorandum attached as Exhibit G hereto, in each case, in form and substance acceptable to the Administrative Agent and (b) all fees and expenses due and payable by the Borrower on the Closing Date to the Credit Parties have been paid in full in accordance with the terms of the Transaction Documents.

SECTION 5.02. Conditions Precedent to All Credit Extensions. Each Credit Extension hereunder on or after the Closing Date shall be subject to the conditions precedent that:

(a) the Borrower shall have delivered to the Administrative Agent and each Group Agent a Loan Request for such Loan in accordance with Section 2.02(a);

(b) the Servicer shall have delivered to the Administrative Agent and each Group Agent a pro forma Information Package, reflecting the Aggregate Capital, Total Reserves and the Borrowing Base, each as calculated after giving effect to the proposed Credit Extension;

(c) none of the conditions specified in Section 2.01(i) through (iv) shall exist after giving effect to such Credit Extension;

(d) on the date of such Credit Extension the following statements shall be true and correct (and upon the occurrence of such Credit Extension, the Borrower and the Servicer

Administrative Agent and the Group Agents shall conduct, and shall cause their respective agents, representatives, accountants and auditors to conduct, such Inspection in a commercially reasonable manner so as to minimize any burden (financial or otherwise) on the Borrower and its Affiliates and any disruption to the business and operations of the Borrower and its Affiliates (it being understood and agreed that an Inspection conducted in a substantially similar manner and scope as that conducted by the Administrative Agent prior to the Closing Date shall be deemed commercially reasonable).

(h) Payments on Receivables; Lock-Box Accounts. The Borrower (or the Servicer on its behalf) will, and will cause each Originator to, instruct all Pool Obligors to deliver all payments on the Pool Receivables (other than Digital Insight Receivables at ~~any time prior to the Digital Insight Receivables Eligibility Date,)~~ to a Lock-Box Account or a Lock-Box. The Borrower (or the Servicer on its behalf) will, and will cause each Originator to, maintain such books and records necessary to identify Collections received from time to time on Pool Receivables and necessary to segregate such Collections from other property of the Servicer and the Originators. If any Collections are received by the Borrower, the Servicer or an Originator other than in a Lock-Box Account, it shall hold such payments in trust for the benefit of the Administrative Agent (for the benefit of the Secured Parties) and promptly (but in any event within two (2) Business Days after receipt) remit such funds into a Lock-Box Account. If any funds other than Collections (or other proceeds of the Collateral) are deposited into any Lock-Box Account, the Borrower (or the Servicer on its behalf) will, within two (2) Business Days, identify and transfer such funds to the appropriate Person entitled to such funds. The Borrower shall only add a Lock-Box Account (or a related Lock-Box) or a Lock-Box Bank to those listed on Schedule II to this Agreement, if the Administrative Agent has received notice of such addition and an executed and acknowledged copy of a Lock-Box Agreement (or an amendment thereto) in form and substance acceptable to the Administrative Agent from the applicable Lock-Box Bank (or pursuant to other arrangements consented to in writing by the Administrative Agent and each Group Agent). The Borrower shall only terminate a Lock-Box Bank or close a Lock-Box Account (or a related Lock-Box) with the prior written consent of the Administrative Agent.

(i) Sales, Liens, etc. Except as otherwise provided herein, the Borrower will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to, any Pool Receivable or other Collateral.

(j) Extension or Amendment of Pool Receivables. Except as otherwise permitted in Section 8.02, (i) the Borrower will not, and will not permit the Servicer to, alter the delinquency status or adjust the Outstanding Balance or otherwise modify the terms of any Pool Receivable in any material respect, or amend, modify or waive, in any material respect, any term or condition of any related Contract that would affect any Pool Receivable and (ii) with respect to each Pool Receivable, the Borrower shall comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Credit and Collection Policy and, to the extent material to such Pool Receivable and to the extent not reflected from time to time in the Dilution Amount, the terms of the related Contract.

(k) Change in Credit and Collection Policy. Except to the extent required by Applicable Law (in which case the Borrower shall give prompt written notice thereof to the Administrative Agent and each Group Agent), the Borrower will not make any change to the Credit and Collection Policy that would reasonably be expected to have a Material Adverse Effect without the prior written consent of the Administrative Agent and the Majority Group Agents. Promptly following any material change in the Credit and Collection Policy, the Borrower will deliver a copy of the updated Credit and Collection Policy identifying such material change to the Administrative Agent and each Group Agent.

(l) Fundamental Changes. The Borrower shall not, without the prior written consent of the Administrative Agent and the Majority Group Agents, permit itself (i) to merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person or (ii) to be directly owned by any Person other than an Originator. The Borrower shall provide the Administrative Agent with at least 30 days’ (or such shorter period agreed to by the Administrative Agent in writing) prior written notice before making any change in the Borrower’s name or location or making any other change in the Borrower’s identity or corporate structure that would reasonably be expected to impair or otherwise render any UCC financing statement filed pursuant to this Agreement or any other Transaction Document “seriously misleading” as such term (or similar term) is used in the applicable UCC; each notice to the Administrative Agent and the Group Agents pursuant to this sentence shall set forth the applicable change and the proposed effective date thereof.

(m) Books and Records. The Borrower shall maintain and implement (or cause the Servicer to maintain and implement) administrative and operating procedures (including an ability to recreate records evidencing Pool Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain (or cause the Servicer to keep and maintain) all documents, books, records, computer tapes and disks and other information reasonably necessary for the servicing of each Pool Receivable (including records adequate to permit the daily identification of each Pool Receivable and all Collections of and adjustments to each existing Pool Receivable).

(n) Identifying of Records. The Borrower shall: (i) identify (or cause the Servicer to identify) its master data processing records relating to Pool Receivables and related Contracts with a legend that indicates that the Pool Receivables have been pledged in accordance with this Agreement and (ii) cause each Originator so to identify its master data processing records with such a legend; provided, that the Borrower shall not be obligated to include any notation or legend on, or otherwise mark, any Contracts.

(o) Change in Payment Instructions to Pool Obligors. The Borrower shall not (and shall not permit the Servicer or any Originator to) make any change in its (or their) instructions to the Pool Obligors regarding payments to be made to the Lock-Box Accounts (or any related Lock-Box), other than any instruction to remit payments to a different Lock-Box Account (or any related Lock-Box) ~~or with respect to Digital Insight Receivables prior to the Digital Insight Receivables Eligibility Date~~, unless the Administrative Agent shall have consented to such change in writing.

(p) Security Interest, Etc. The Borrower shall (and shall cause the Servicer to), at its expense, take all action necessary to establish and maintain a valid and enforceable first

(viii) Material Adverse Effect. Promptly after the occurrence thereof, notice of any Material Adverse Effect with respect to the Servicer.

(c) Conduct of Business. The Servicer will do all things necessary to remain duly incorporated, validly existing and in good standing as a domestic corporation in its jurisdiction of incorporation and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted if the failure to have such authority could reasonably be expected to have a Material Adverse Effect. Except as otherwise permitted under the Transaction Documents, the Servicer will not make any material changes to its servicing practices or the conduct of its business, except to the extent any such change would not reasonably be expected to have a Material Adverse Effect.

(d) Compliance with Applicable Laws. The Servicer will comply in all material respects with all Applicable Laws to which it may be subject, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect.

(e) Cooperation with Inspections. The Servicer will cooperate in connection with any Inspection duly conducted hereunder pursuant to Section 7.01(g), including to permit the Administrative Agent and each Group Agent or their respective agents or representatives and/or certified public accountants or other auditors, during regular business hours and with reasonable prior written notice, to (i) examine and make copies of and abstracts from all books and records relating to the Pool Receivables or other Collateral, (ii) visit the offices and properties of the Servicer for the purpose of examining such books and records and (ii) discuss matters relating to the Pool Receivables, the other Collateral or the Servicer’s performance hereunder or under the other Transaction Documents to which it is a party with any of the officers, directors, employees or independent public accountants of the Servicer, to the extent reasonably available, having knowledge of such matters; and (iv) conduct a review of its books and records with respect to such Pool Receivables and other Collateral.

(f) Payments on Receivables; Lock-Box Accounts. The Servicer will (or will cause each Originator to) instruct all Pool Obligors to deliver all payments on the Pool Receivables ~~(other than Digital Insight Receivables prior to the Digital Insight Receivables Eligibility Date)~~ to a Lock-Box Account or a Lock-Box. The Servicer will, and will cause each Originator to, maintain such books and records necessary to identify Collections received from time to time on Pool Receivables and necessary to segregate such Collections received from other property of the Servicer and the Originators. If any Collections are received by the Servicer other than in a Lock-Box Account, it shall hold such payments in trust for the benefit of the Administrative Agent (for the benefit of the Secured Parties) and promptly (but in any event within two (2) Business Days after receipt) remit such funds into a Lock-Box Account. If any funds other than Collections (or other proceeds of the Collateral) are deposited into any Lock-Box Account, the Servicer will, within two (2) Business Days, identify and transfer such funds to the appropriate Person entitled to such funds. The Servicer shall only add a Lock-Box Account (or a related Lock-Box), or a Lock-Box Bank to those listed on Schedule II to this Agreement, if the Administrative Agent has received notice of such addition and an executed and acknowledged copy of a Lock-Box Agreement (or an amendment thereto) in form and substance acceptable to the Administrative Agent from the applicable Lock-Box Bank (or pursuant to other arrangements consented to in writing by the Administrative Agent and each Group Agent). The Servicer shall only terminate a Lock-Box Bank or close a Lock-Box Account (or a related Lock-Box) with the prior written consent of the Administrative Agent.

(g) Extension or Amendment of Pool Receivables. Except as otherwise permitted in Section 8.02, (i) the Servicer will not alter the delinquency status or adjust the Outstanding Balance or otherwise modify the terms of any Pool Receivable in any material respect, or amend, modify or waive, in any material respect, any term or condition of any related Contract that would affect any Pool Receivable and (ii) with respect to each Pool Receivable, the Servicer shall comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Credit and Collection Policy and, to the extent material to such Pool Receivable and to the extent not reflected from time to time in the Dilution Amount, the terms of the related Contract.

(h) Change in Credit and Collection Policy. Except to the extent required by Applicable Law (in which case the Servicer shall give prompt written notice thereof to the Administrative Agent), the Servicer will not make any change to the Credit and Collection Policy that would reasonably be expected to have a Material Adverse Effect without the prior written consent of the Administrative Agent and the Majority Group Agents. Promptly following any material change in the Credit and Collection Policy, the Servicer will deliver a copy of the updated Credit and Collection Policy identifying such material change to the Administrative Agent and each Group Agent

(i) Books and Records. The Servicer will maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Pool Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records, computer tapes and disks and other information reasonably necessary for the servicing of each Pool Receivable (including records adequate to permit the daily identification of each Pool Receivable and all Collections of and adjustments to each existing Pool Receivable).

(j) Identifying of Records. The Servicer shall identify its master data processing records relating to Pool Receivables and related Contracts with a legend that indicates that the Pool Receivables have been pledged in accordance with this Agreement; provided, that the Servicer shall not be obligated to include any notation or legend on, or otherwise mark, any Contracts.

(k) Change in Payment Instructions to Pool Obligors. The Servicer shall not (and shall not permit any Sub-Servicer to) make any change in its instructions to the Pool Obligors regarding payments to be made to the Lock-Box Accounts (or any related Lock-Box), other than any instruction to remit payments to a different Lock-Box Account (or any related Lock-Box) ~~or with respect to Digital Insight Receivables prior to the Digital Insight Receivables Eligibility Date~~, unless the Administrative Agent shall have consented to such change in writing.

(l) Security Interest, Etc. The Servicer shall, at its expense, take all action necessary to establish and maintain a valid and enforceable first priority perfected security interest in the Collateral, in each case free and clear of any Adverse Claim, in favor of the Administrative Agent (for the benefit of the Secured Parties), including taking such action to

SCHEDULE I

Commitments

PNC Group
Party	Capacity	Maximum Commitment
PNC	Committed Lender	~~$125,000,000~~187,500,000
PNC	Group Agent	N/A

MUFG Group
Party	Capacity	Maximum Commitment
MUFG	Committed Lender	~~$75,000,000~~112,500,000
Victory	Conduit Lender	N/A
MUFG	Group Agent	N/A

Schedule I- 1

SCHEDULE II

Accounts maintained at [***], with the following account numbers:

- [***]

- [***]

- [***]

- [***]

- [***]

- [***]

Schedule II- 1